Exhibit 23.2

New York Office: 805 Third Avenue 14th floor New York, NY 10022 212.838-5100 www.rbsmllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-1 of Check-Cap Ltd. of our report dated August 26, 2025 (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements), relating to the consolidated financial statements of Check-Cap Ltd. as of and for the year ended December 31, 2024 included in its Annual Report on Form 20-F for the year ended December 31, 2024.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP

New York, NY

January 30, 2026

New York, NY Washington DC Mumbai & Pune, India Boca Raton, FL

Houston, TX San Francisco, CA Las Vegas, NV Beijing, China Athens, Greece

Member: ANTEA International with affiliated offices worldwide